UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 7, 2013, Chong Sup Park submitted his resignation from the Board of Directors (the “Board”) of Enphase Energy, Inc. (the “Company”), effective immediately. Mr. Park served in the class of directors whose term of office expires at the Company’s 2015 Annual Meeting of Stockholders. Mr. Park’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Park’s intention to resign upon the appointment of a replacement independent director was previously reported on the Company’s Current Report on Form 8-K dated December 11, 2012.

(d) Effective immediately upon Mr. Park’s resignation from the Board, the Board appointed John Howard Weber to the Board, to serve in the class of directors whose term of office expires at the Company’s 2015 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Weber’s appointment was recommended to the Board by the Nominating and Corporate Governance Committee of the Board. Mr. Weber was also named as a member of the Audit Committee and Chairman of the Compensation Committee, effective immediately upon his appointment to the Board.

In accordance with the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), Mr. Weber is entitled to receive a $35,000 annual retainer for service as a Board member. Additionally, Mr. Weber will receive an annual retainer of $12,000 as Chairman of the Compensation Committee and an annual retainer of $8,000 as a member of the Audit Committee.

In connection with his appointment to the Board, Mr. Weber, as a non-employee director and pursuant to the Company’s 2011 Equity Incentive Plan and the Director Compensation Policy, was granted an option to purchase 32,756 shares of Common Stock (the “Option”) on June 7, 2013 (the “Appointment Date”). The Option vests in four equal annual installments beginning one year after the Appointment Date. The Option was granted with an exercise price equal to $6.98, the fair market value of the Company’s common stock on the date of the grant.

The Company also entered into its standard form of indemnification agreement with Mr. Weber (the “Indemnification Agreement”). The Indemnification Agreement provides, among other things, that the Company will indemnify Mr. Weber, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

The Company’s standard form of indemnification agreement was previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-174925), as amended, as filed on August 24, 2011.

There are no arrangements or understandings between Mr. Weber and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Weber and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Weber and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2013	ENPHASE ENERGY, INC.

	By:	/s/ Kris Sennesael
Kris Sennesael
Vice President and Chief Financial Officer